Exhibit 107

Calculation of Filing Fee Tables

Form F-3
(Form Type)

Lilium N.V.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
	Secondary Offering
Fees to be Paid	Equity	Class A Shares	Other(2)	3,101,523	(1)	$1.26	(2)	$3,907,918.98	$110.20 per $1,000,000	$430.65
Total Offering Amounts								$3,907,918.98		$430.65
Total Fees Previously Paid										—
Total Fee Offsets										$430.65
Net Fee Due										$0.00

*	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(1)	Consists of 3,101,523 Class A Shares issued to the selling securityholder in connection with the Share Issuance Agreement.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.26 per share, which is the average of the high and low prices of the Class A Shares, as reported on the Nasdaq Global Select Market as of January 31, 2023.

Table 2 – Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Data	Filing Date	Fee Offset Claimed	Security Type Associated with Fee	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rule 457(p)

Fee Offset Claims	Lilium N.V.	F-1	333-259889	September 29, 2021	N/A	$430.65	Equity	Class A Shares	(1)	$2,222,648,203.48
Fees Offset Sources	Lilium N.V.	F-1	333-259889		September 29, 2021						$264,738

(1)	The Registrant previously filed a registration statement on Form F-1 (File No. 333-259889), initially filed on September 29, 2021, amended on March 31, 2022 and initially declared effective on April 11, 2022 (the “Prior Registration Statement”), which registered (i) 52,143,054 Class A Shares for issuance by the Registrant in connection with the exercise or conversion of certain of its securities (the “Primary Shares”) for a proposed maximum aggregate offering price of $493,827,499 and (ii) and 201,805,118 Class A Shares for resale by the applicable selling security holder (the “Secondary Shares”) for a proposed maximum aggregate offering price of $1,938,872,941. The Prior Registration Statement was not fully used and 51,663,116 Primary Shares and 193,560,280 Secondary Shares were not sold, resulting in unsold aggregate offering amounts of $2,222,648,203.48. These unused amounts result, in the aggregate, in an available fee offset of $242,490.92 (the “Fee Offset”), representing approximately 91.6% of the registration fees on the Prior Registration Statement. Pursuant to Rule 457(p) under the Securities Act, the Registrant is offsetting $430.65 of the fees associated with this Registration Statement from the filing fee previously paid by the registrant associated with the unsold securities. The Registrant has terminated any offerings that included the unsold securities under the Prior Registration Statement. Inclusive of the fee offset associated with this Registration Statement, the Registrant has used $114,116.73 of the Fee Offset.